                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-43995

Prospectus Supplement dated June 24, 1998
to Prospectus dated May 7, 1998


                            ATRIA COMMUNITIES, INC.

                  5.0% Convertible Subordinated Notes Due 2002

     This prospectus supplement amends and supplements the Selling Securityholder table on pages 29-31 of the Prospectus dated May 7, 1998, to read in its entirety as set forth below:

                                                PRINCIPAL
                                             AMOUNT OF NOTES        COMMON STOCK
                                            BENEFICIALLY OWNED       OWNED PRIOR        COMMON STOCK
    NAME OF SELLING  SECURITYHOLDER         AND OFFERED HEREBY     TO OFFERING (1)     OFFERED HEREBY
    -------------------------------         ------------------     ---------------     --------------
Aim Balanced Fund..........................    $ 4,500,000            215,682             215,682

Annuity Board of Southern Baptist
 Convention................................        750,000             35,947              35,947

Argent Classic Convertible Arbitrage Fund
 (Bermuda) L.P.............................      2,000,000             95,858              95,858

Associated Electric & Gas Insurance Services
 Limited...................................        200,000              9,585               9,585

Bancroft Convertible Fund, Inc.............        750,000             35,947              35,947

Banker's Trust International...............      5,000,000            239,647             239,647

BT Alex Brown..............................      8,665,000            415,308             415,308

CFW-C, L.P.................................      2,000,000             95,858              95,858

Chase Vista Growth & Income Fund...........      5,000,000            239,647             239,647

Chrysler Corporation Master Retirement
 Trust.....................................        665,000             31,873              31,873

Combined Insurance Company of America......        190,000              9,106               9,106

Delaware Group Dividend and Income Fund,
 Inc.......................................      1,240,000             59,432              59,432

Delaware Group Global Dividend and Income
 Fund, Inc.................................        535,000             25,642              25,642

Delaware Group Premium Fund, Inc
 Convertible Securities Series.............        125,000              5,991               5,991

Deutsche Bank A.G..........................     16,350,000            783,646             783,646


                                                     PRINCIPAL
                                                  AMOUNT OF NOTES        COMMON STOCK
                                                 BENEFICIALLY OWNED       OWNED PRIOR        COMMON STOCK
    NAME OF SELLING  SECURITYHOLDER              AND OFFERED HEREBY     TO OFFERING (1)     OFFERED HEREBY
    -------------------------------              ------------------     ---------------     --------------
Donaldson Lufkin & Jenrette Securities Corp....      23,360,000            1,119,631           1,119,631

Ellsworth Convertible Growth and Income
 Fund, Inc.....................................         750,000               35,947              35,947

Forest Alternative Strategies Fund A-5.........       3,100,000              148,581             148,581

Forest Alternative Strategies Fund A-5I........         300,000               14,378              14,378

Forest Alternative Strategies Fund A-5M........       5,300,000              254,026             254,026

Forest Global Convertible Fund Series A-5......         400,000               19,171              19,171

Gabelli Asset Management, Inc..................          75,000                3,594               3,594

The Guardian Life Insurance Company of
 America.......................................       9,500,000              455,329             455,329

The Guardian Life Insurance Company of
 America Master Pension Trust..................         500,000               23,964              23,964

Highbridge Capital Corporation.................       5,600,000              268,404             268,404

KA Management Ltd..............................         670,000               32,112              32,112

KA Trading L.P.................................         330,000               15,816              15,816

Laterman & Company.............................         150,000                7,189               7,189

Lipper Convertibles, L.P.......................       2,000,000               95,858              95,858

Lipper Offshore Convertibles, L.P..............       1,000,000               47,929              47,929

LLT Limited....................................         200,000                9,585               9,585

Maril & Co.....................................         250,000               14,482(2)           11,982

OCM Convertible Trust..........................         640,000               30,674              30,674

Offshore Strategies, Ltd.......................         350,000               16,775              16,775

Oppenheimer Total Return Fund, Inc.............       3,950,000              189,321             189,321

Pacific Horizon Capital Income Fund............       1,140,000               54,639              54,639

Pacific Life Insurance Company.................       1,000,000               47,929              47,929

Partner Reinsurance Company Ltd................          85,000                4,074               4,074

Phoenix Convertible Fund.......................       1,000,000               47,929              47,929

Societe Generale Securities Corp...............       2,400,000              115,030             115,030

SoundShore Partners, L.P.......................       6,250,000              299,559             299,559

                                                     PRINCIPAL
                                                  AMOUNT OF NOTES        COMMON STOCK
                                                 BENEFICIALLY OWNED       OWNED PRIOR        COMMON STOCK
    NAME OF SELLING  SECURITYHOLDER              AND OFFERED HEREBY     TO OFFERING (1)     OFFERED HEREBY
    -------------------------------              ------------------     ---------------     --------------
State Employees Retirement Fund of the State
 of Delaware..................................         305,000              14,618              14,618

Swiss Bank Corporation-London Branch..........       2,000,000              95,858              95,858

TQA Arbitrage Fund, L.P.......................       1,120,000              53,680              53,680

TQA Leverage Fund, L.P........................         445,000              21,328              21,328

TQA Vantage Fund, Ltd.........................         450,000              21,568              21,568

TQA Vantage Plus, Ltd.........................         235,000              11,263              11,263

(1) Includes the shares of Common Stock issuable upon conversion of the Notes and at the Conversion Price, excluding fractional shares. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. The Company and the Trustee expect to enter into the Supplemental Indenture, which will become effective at the effective time of the Merger. The Supplemental Indenture will provide that, from and after the effective time of the Merger, each of the Notes will cease to be convertible into shares of Common Stock, but will be convertible solely into an amount of cash, without interest, equal to the product of (x) the number of shares of Common Stock into which such Note was convertible immediately prior to the effective time of the Merger, and (y) $20.25.

(2) Includes 2,500 shares of Common Stock beneficially owned by the Selling Securityholder in addition to the shares of Common Stock issuable upon conversion of the Notes.